EXHIBIT 99.1
News
For Immediate Release	Contact:
April 26, 2012	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS RECORD FIRST QUARTER EARNINGS OF $1.01 PER SHARE, A 17-PERCENT INCREASE OVER PRIOR YEAR
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Highlights:

•	Operating Income of $27.0 million
•	Operating Margins increased 10 percent to 10.5% of sales
•	Strong Performance from Refractories and Processed Minerals
•	Company Signs a New Agreement for FulFill™ E-325 Technology

NEW YORK, April 26—Minerals Technologies Inc. (NYSE: MTX) today reported net income of $18.0 million, or $1.01 per share for the first quarter 2012, compared with $15.8 million, or $0.86 per share in the first quarter of 2011.
            “We began the year with strong financial performance, posting a company record for first quarter earnings, and putting us back on pre-recession earnings levels,” said Joseph C. Muscari, chairman and chief executive officer. “Our Performance Minerals and Refractories businesses were the primary contributors to this accomplishment, with Performance Minerals also recording the best first quarter in its history.”
The company’s worldwide sales declined 2 percent to $257.1 million in the first quarter of 2012. Foreign exchange had an unfavorable impact on sales growth of $3.2 million or 1 percentage point and sales were also affected negatively by the permanent and temporary shutdowns of two satellite PCC facilities in Europe and the deconsolidation of the company’s Refractory operations in Korea. The combined effect of these items adversely affected sales by 5 percentage points. Operating income was $27.0 million, an 8-percent increase over the $24.9 million recorded in the prior year’s first quarter, excluding special items. The improvement in operating income was attributable to strong operating performances in the Processed Minerals product line and the Refractories segment. As reported operating income in the prior year’s first quarter was $24.7 million.
First quarter worldwide sales for the Specialty Minerals segment, which consists of precipitated calcium carbonate (PCC) and Processed Minerals, decreased 3 percent to $167.7 million. However, underlying sales grew 4 percent, excluding foreign exchange and the PCC satellite permanent and temporary shutdowns in Europe. Income from operations of $19.9 million increased 1 percent over the $19.7 million recorded in the same period in 2011, excluding special items.
Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, decreased 5 percent to $138.1 million in the first quarter. Paper PCC sales were down 6 percent primarily due to a decline in European PCC sales as a result of the permanent paper mill shut downs in Finland, and a paper mill shut down in France as well as general weakness across Europe.
“Our new product offerings—especially the FulFill™ E-325 Series—continue to gain momentum,” said Mr. Muscari. “We recently announced a new commercial agreement for adoption of the new technology, our first in North America. This technology allows papermakers to increase loading levels of PCC by three to five points, replacing higher cost pulp, and increasing PCC usage between 20 to 30 percent. This agreement is with Flambeau River Papers for a paper mill in Park Falls, Wisconsin, and brings the total number of commercial agreements for E-325 to six.”
Within our Specialty PCC product line, we launched three new PCC products in the first quarter for extension of titanium dioxide in paints and coatings applications. These new products—ALBAFIL® T10 and ALBACAR® T10 and ALBAFIL® S10—have been specifically designed with morphology and particle size to provide spacing and light-scattering properties in architectural paints and industrial coatings formulations.
Processed Minerals Products first quarter sales were up 4 percent to $29.6 million. Income from operations improved significantly in this product line due to lower operating costs from the mild winter weather conditions in the company’s Northeastern U.S. mining operations and a favorable product mix in our Talc product line. Processed Minerals products, which include ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.
First quarter sales in the Refractories segment, which provides products and services primarily to the worldwide steel industry, were up slightly to $89.4 million. Excluding the impact of foreign exchange and the deconsolidation of Korea, underlying sales grew 3 percent. Refractory product sales declined 1 percent to $69.1 million in the first quarter. North America Refractory product sales increased 5 percent benefiting from higher capacity utilization rates in the United States. However, Europe Refractory sales declined 7 percent as a result of steel mill shutdowns and general weakness in the European steel market. Metallurgical product sales increased 4 percent to $20.3 million in the first quarter. The Refractories segment recorded an operating income increase of 36 percent to $9.1 million from $6.7 million, excluding special items in the first quarter of last year. This increase was due to pricing improvements, lower materials costs, higher productivity and reduced overhead expenses.
Minteq International, the company’s Refractories group, also recently announced that it engineered and installed its first Scantrol® laser refractory measuring system for basic oxygen steel-making furnaces at the Nizhniy Tagil Metallurgical Plant (NTMK) in the Sverdlovsk region of Russia.
Mr. Muscari concluded: “We will build on this strong financial performance during the remainder of 2012 by continuing to deploy our key initiatives of geographic expansion and market penetration of our new products.”

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Minerals Technologies will sponsor a conference call tomorrow, April 27, 2012 at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.
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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2011 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

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CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth

	Apr 1, 2012	Dec 31, 2011	Apr 3, 2011	Prior Qtr.	Prior Year

Net sales	$257,138	$251,742	$262,520	2%	(2)%

Cost of goods sold	202,201	199,072	209,578	2%	(4)%

Production margin	54,937	52,670	52,942	4%	4%

Marketing and administrative expenses	22,898	22,666	23,129	1%	(1)%
Research and development expenses	5,047	4,841	4,869	4%	4%
Restructuring and other charges	0	0	230	*	*
Income from operations	26,992	25,163	24,714	7%	9%

Non-operating (deductions) income - net	(598)	701	(837)	*	(29)%

Income from continuing operations, before tax	26,394	25,864	23,877	2%	11%

Provision for taxes on income	7,786	5,800	7,187	34%	8%

Consolidated net income	18,608	20,064	16,690	(7)%	11%

Less: Net income attributable to non-controlling interests	576	425	909	36%	(37)%

Net Income attributable to Minerals Technologies Inc. (MTI)	$18,032	$19,639	$15,781	(8)%	14%

Weighted average number of common shares outstanding:

Basic	17,718	17,644	18,276

Diluted	17,800	17,737	18,415

Earnings per share attributable to MTI:

Basic:	$1.02	$1.11	$0.86	(8)%	19%

Diluted:	$1.01	$1.11	$0.86	(9)%	17%

Cash dividends declared per common share	$0.05	$0.05	$0.05

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
For comparative purposes, the quarterly period ended April 1, 2012 consists of 92 days, the quarterly period ended December 31, 2011 consists of 90 days, and quarterly period ended April 3, 2011 consists of 93 days.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month periods ended April 1, 2012, December 31, 2011 and April 3, 2011;  and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended
		Apr 1,	Dec 31,	Apr 3,
		2012	2011	2011
	Net Income attributable to MTI, as reported	$18.0	$19.6	$15.8

	Special items:
	Restructuring and other costs	0.0	0.0	0.2
	Income tax settlement	0.0	(1.0)	0.0

	Related tax effects on special items	0.0	0.0	(0.1)

	Net income attributable to MTI, excluding special items	$18.0	$18.6	$15.9

	Basic earnings per share, excluding special items	$1.02	$1.05	$0.87
	Diluted earnings per share, excluding special items	$1.01	$1.05	$0.87

In the first quarter of 2011, the Company recorded additional restructuring costs associated with our PCC merchant facility in Germany.  This was partially offset by reversals of previously recorded liabilities.

3)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended April 1, 2012, December 31, 2011 and April 3,2011 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended
		Apr 1,	Dec 31,	Apr 3,
		2012	2011	2011
	Cash flow from operations	$24.7	$40.8	$19.1
	Capital expenditures	9.4	15.1	8.2
	Free cash flow	$15.3	$25.7	$10.9

4)	The following table reflects the components of non-operating income and deductions (millions of dollars):

		Quarter Ended
		Apr 1,	Dec 31,	Apr 3,
		2012	2011	2011
	Interest income	$1.0	$1.0	$0.8
	Interest expense	(0.8)	(0.9)	(0.8)
	Foreign exchange gains (losses)	(0.4)	0.3	(0.5)
	Other deductions	(0.4)	0.3	(0.3)
	Non-operating deductions, net	$(0.6)	$0.7	$(0.8)

5)
The analyst conference call to discuss operating results for the first quarter is scheduled for Friday, April 27, 2012  at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth
SALES DATA	Apr 1,	Dec 31,	Apr 3,
	2012	2011	2011	Prior Qtr.	Prior Year

United States	$145.8	$136.7	$139.4	7%	5%
International	111.3	115.0	123.1	(3)%	(10)%
Net Sales	$257.1	$251.7	$262.5	2%	(2)%

Paper PCC	$121.7	$117.7	$129.2	3%	(6)%
Specialty PCC	16.4	15.4	15.6	6%	5%
PCC Products	$138.1	$133.1	$144.8	4%	(5)%

Talc	$12.1	$11.5	$11.4	5%	6%
Ground Calcium Carbonate	17.5	15.3	17.1	14%	2%
Processed Minerals Products	$29.6	$26.8	$28.5	10%	4%

Specialty Minerals Segment	$167.7	$159.9	$173.3	5%	(3)%

Refractory Products	$69.1	$71.3	$69.6	(3)%	(1)%
Metallurgical Products	20.3	20.5	19.6	(1)%	4%
Refractories Segment	$89.4	$91.8	$89.2	(3)%	0%

Net Sales	$257.1	$251.7	$262.5	2%	(2)%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$19.9	$15.6	$19.3	28%	3%

Refractories Segment	$9.1	$11.0	$6.9	(17)%	32%

Unallocated Corporate Expenses	$(2.0)	$(1.5)	$(1.5)	33%	33%

Consolidated	$27.0	$25.1	$24.7	8%	9%

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$0.0	$0.6	$0.4	(100)%	(100)%

Refractories Segment	$0.0	$(0.6)	$(0.2)	*	*

Consolidated	$0.0	$0.0	$0.2	*	(100)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended April 1, 2012, December 31, 2011 and April 3, 2011, constituting a reconcilation to GAAP operating income set forth above. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth
SEGMENT OPERATING INCOME,	Apr 1,	Dec 31,	Apr 3,
EXCLUDING SPECIAL ITEMS	2012	2011	2011	Prior Qtr.	Prior Year

Specialty Minerals Segment	$19.9	$16.2	$19.7	23%	1%

Refractories Segment	$9.1	$10.4	$6.7	(13)%	36%

Unallocated Corporate Expenses	$(2.0)	$(1.5)	$(1.5)	33%	33%

Consolidated	$27.0	$25.1	$24.9	8%	8%

* Percentage not meaningful

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		April 1,	December 31,
		2012*	2011**

Current assets:
	Cash & cash equivalents	$415,005	$395,152
	Short-term investments	20,302	18,494
	Accounts receivable, net	198,131	194,317
	Inventories	89,556	90,760
	Prepaid expenses and other current assets	20,531	21,566
	Total current assets	743,525	720,289

	Property, plant and equipment	1,264,756	1,248,649
	Less accumulated depreciation	948,112	930,515
	Net property, plant & equipment	316,644	318,134

	Goodwill	65,788	64,671
	Other assets and deferred charges	60,794	61,861

	Total assets	$1,186,751	$1,164,955

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$5,494	$5,846
	Current maturities of long-term debt	8,555	8,552
	Accounts payable	106,979	103,354
	Restructuring liabilities	801	1,411
	Other current liabilities	52,650	61,739
	Total current liabilities	174,479	180,902

	Long-term debt	85,455	85,449
	Other non-current liabilities	128,987	130,584
	Total liabilities	388,921	396,935

	Total MTI shareholders' equity	770,665	741,612
	Non-controlling Interest	27,165	26,408
	Total shareholders' equity	797,830	768,020

	Total liabilities and shareholders' equity	$1,186,751	$1,164,955

*	Unaudited
**	Condensed from audited financial statements.